Exhibit 10.5

***Text Omitted and Filed Separately with

The Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

CONFIDENTIAL

Statement of Work No. One

THIS STATEMENT OF WORK NO. ONE (this “SOW”) is made and entered into as of June 14, 2017 (the “SOW Effective Date”) by and between HTG Molecular Diagnostics, Inc. (“HTG”) and QIAGEN Manchester Limited (“QIAGEN”).  This SOW is made a part of, and shall be governed by, the terms and conditions of the Master Assay Development, Commercialization and Manufacturing Agreement (the “MSA”) executed between the Parties dated as of November 16, 2016.  In the event of a conflict between the terms and conditions of this SOW and those of the MSA, the MSA shall govern unless otherwise expressly provided herein.  Capitalized terms shall be defined as in the MSA, unless otherwise defined herein.

1.	Term
1.1.

The term of this SOW shall commence as of the SOW Effective Date and shall expire once all activities, milestones, and deliverables outlined herein have been completed by the respective responsible Party and all payments from QIAGEN to HTG, including any required profit share, has been delivered, unless this earlier terminated in accordance with the MSA, as it may be amended from time to time.

2.	Scope of Work
2.1.

This SOW covers the performance by each Party of its respective Development activities in support of development of the PDP Assay that is the subject of the Sponsor Project Agreement, identified as the Companion Diagnostic Initial Research Agreement, dated May 23, 2017, between QIAGEN and the pharmaceutical company referenced therein. (“PHARMA”). The Parties expect and intend Development activities for the relevant PDP Assay to be the subject of more than one work plan under the Sponsor Project Agreement and a corresponding number of statements of work under the MSA. Statements of work related to the PDP Assay other than this SOW are referred to, individually, as a “Subsequent SOW.” This SOW represents the activities required by both Parties to enable the retrospective testing in [***] of PHARMA’s phase III clinical samples from the clinical trial identified in the Sponsor Project Agreement. The actual retrospective testing of PHARMA’s clinical samples shall be covered in a separate statement of work under the MSA.

2.2.	This SOW shall have two phases with the following objectives:
2.2.1.

Phase 1a: Release of [***] Assay CE/IVD (the “CE/IVD Assay”) as an IUO (defined below) assay (referred to as the “IUO Assay”) for future use (pursuant to a Subsequent SOW) in retrospective testing of PHARMA’s phase III clinical samples in [***].

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2.2.2.	Phase 1b: Establishment of a clinical testing site in [***] for the retrospective testing of PHARMA’s phase III clinical samples.
2.3.

Development Activities. In furtherance of the foregoing Development objectives, the Parties agree that the Steering Committee shall mutually determine Development activities, including milestones, deliverables and estimated milestone completion dates, for each respective Party, after which such Development activities may not be modified except with written approval of the affected Party. Pursuant to timelines mutually determined by the Steering Committee, each Party shall use commercially reasonable efforts to complete its respective Development obligations in a time- and cost-efficient manner and otherwise in conformance with this SOW and Section 3 of the MSA.

2.3.1.

As provided in Section 3.7 of the MSA, each Party’s Project Lead shall keep the other Party, and (if applicable) PHARMA, updated and consult with such other Party on a reasonably regular basis with respect to all the Development work being conducted by such Party. Without limiting the generality of the foregoing, the responsible Party shall, to the extent reasonably feasible:

2.3.1.1.	Invite a reasonable number of representatives of the other Party to attend any formal design reviews (“FDR”) that occur as part of the responsible Party’s Development activities under this SOW.
2.3.1.2.

Make final or near-final “Deliverables” (as determined by the Steering Committee as provided in Section 3.3.1) available to the other Party for review; provided that such other Party’s review shall not delay the corresponding Development milestone or other obligation of the responsible Party related to such Deliverable.

2.3.1.3.

Subject to the responsible Party’s independent professional judgment in accordance with the applicable provisions of this SOW (as provided in Section 3.4 of the MSA), the responsible Party agrees to consider, in good faith, comments or requests timely received from the non‑responsible Party regarding Deliverables or FDR-related topics.

3.	Compensation Provisions (including Transfer Price calculation)
3.1.	Development Services
3.1.1.	QIAGEN shall pay HTG for the Development work performed by HTG and its subcontractors on a monthly basis as follows:
3.1.1.1.	Direct Employee Costs
3.1.1.1.1.	Direct employee costs will be tracked on a daily basis by project. The average wage used for each employee will be based on a resource classification

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based on their skills used in the project, as opposed to actual rates specific to every individual who performs these functions.
3.1.1.1.2.

The total wage rate will include the direct wage costs discussed above, plus a payroll burden rate. The payroll burden rate will include the expense for payroll taxes, vacation, accrued bonus, group insurance (representing workers’ compensation insurance, health insurance and life and disability insurance), stock compensation and payroll service fees.  The payroll burden rate will be calculated as HTG’s average, excluding the executive management team.

3.1.1.1.3.

Rates will be recalculated every six months in June and December (with the first recalculation to occur in December 2017) and utilized for the following six-month period. HTG shall promptly communicate and provide evidence of any rate changes in writing to QIAGEN.

3.1.1.1.4.	HTG shall provide QIAGEN with reasonable documentary substantiation in support of its rate calculations upon request.
3.1.1.2.	Material and Other Direct Expenses
3.1.1.2.1.

Material and other direct costs include all directly incurred expenses associated with the Development. These expenses are expected to include materials used internally or provided by HTG to subcontractors (both HTG product inventory and supplies purchased from third parties), direct travel required for the Development, and any other mutually approved direct expenses.

3.1.2.	Administrative Service Rate
3.1.2.1.1.

Direct employee costs (as provided in Section 3.1.1.1), material, and other direct expenses (as provided in Section 3.1.1.2), capital purchases (as provided in Section 3.1.3), and subcontractor expenses (as provided in Section 3.1.4) will be increased by [***] to reflect administrative services associated with the management and administration of the program.

3.1.3.	Capital Purchases
3.1.3.1.

Capital purchases required, and to be used exclusively for, this Development must be approved by QIAGEN in writing, and such expense will be included in HTG’s invoices to QIAGEN as a separate line item; [***]. This does not include any capital purchases made prior to the start of the Development. At the end of the Development, any remaining value attributable to capital equipment purchased for the Development shall be credited back to the Net Profit share, [***].

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3.1.4.	Subcontractors
3.1.4.1.

Any subcontractor expenses must be approved by QIAGEN to the extent such expense exceeds the estimated Project Cost amounts.  Materials provided to a third-party subcontractor, such as HTG assay kits or technology, for their consumption in the Development will be billed as provided to the subcontractor at cost, subject to Section 3.1.2.

3.2.	Monthly Development Service Invoicing Process
3.2.1.

Invoices for all Development costs outlined above will be submitted by HTG to QIAGEN on a monthly basis containing the purchase order number provided by QIAGEN, and will be due within [***] days from the date of receipt of invoice by QIAGEN. Payment of these invoices will occur regardless of whether QIAGEN has collected payments from or invoiced PHARMA. In no event will QIAGEN make any pre-payments for services or deliverables.

3.3.	Profit Sharing
3.3.1.

Each Party acknowledges that it has received and approved the estimated Project Costs of the other Party. Such approved estimated Project Costs shall not be modified unless the Parties confer in good faith to determine the desirability of such modification, and no modification, change or amendment to approved estimated Project Costs will be effective until revised estimated Project Costs are received and approved by both Parties.

3.3.2.

In the event that actual Development costs are expected to exceed the estimated Project Costs by [***], the Party expecting to incur cost overages will communicate that as soon as possible (in HTG’s case, prior to invoicing QIAGEN), and, where possible, prior to incurring the overages, to allow for discussion among Steering Committee members. Where overages are identified, the Parties shall work in good faith to agree to a reasonable reimbursement solution based upon the facts and circumstances that have led to the overage, and agreement should be made in writing within one month of the overage being identified. No amounts in excess of [***] of the estimated Project Costs determined pursuant to Section 3.3.1 should be included in Development Net Profit calculations without agreement by both Parties.

3.3.3.

Project profit sharing calculations under this SOW will be completed within 30 days of the end of this SOW.  Upon receipt of the final monthly R&D Service Invoice from HTG for this SOW, QIAGEN will prepare an initial calculation of the profit sharing for which HTG and QIAGEN will [***] of Net Profits resulting from successful completion

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of each milestone throughout the term of this statement of work. The support for this calculation will include documentary evidence of the costs incurred/included by both QIAGEN and HTG, including copies of invoices received from third parties and subcontractors; timesheets and support for wage rate calculations. The calculation will be prepared and completed within 15 days of approval of the final milestone of this SOW to allow the parties to meet and review applicable books of account, where appropriate, to take into account any adjustments from the review of the documentary evidence and agree the net profits and net revenues for any development milestones completed through the end of the SOW by the 20th day after SOW end. Upon agreement by both parties on the profit sharing amount, HTG will issue an invoice to QIAGEN containing the relevant purchase order number provided by QIAGEN for HTG’s portion of the profit sharing amount. QIAGEN shall distribute the invoiced amount within 30 days of invoice receipt.

3.3.4.

In the event that HTG fails to meet the deadlines set forth in this SOW or if PHARMA rejects any deliverable based upon quality issues attributed to HTG’s work under this SOW,  QIAGEN shall be entitled to withhold future profit sharing payments until any Project Delay or quality issues have been resolved.

3.4.	All payments made to HTG under this statement of work will be invoiced and paid in US Dollars.
4.	Clinical Supply Manufacturing Provisions
4.1.	The terms and conditions related to the manufacturing and commercialization of the PDP Assay shall be negotiated by the parties in good faith as part of a second and related SOW.
5.	Intellectual Property and Licenses; Technology Transfer
5.1.

HTG hereby grants to QIAGEN an irrevocable, fully paid-up, royalty-free, perpetual, non-exclusive, world-wide license to all data, methods, compositions, and articles that are generated, conceived of, or conceived of and reduced to practice by HTG pursuant to this SOW solely to permit QIAGEN to sublicense such rights, pursuant to the Sponsor Project Agreement, to PHARMA, PHARMA’s Affiliates, PHARMA’s Collaboration Partner (as defined in the Sponsor Project Agreement), and Affiliates of PHARMA’s Collaboration Partner, such sublicense being for the sole purpose of research and development of BIOTECH Agents. “BIOTECH Agents” means small or large molecules that are developed or sold by PHARMA, its Affiliates, the Collaboration Partner, or the Collaboration Partner’s Affiliates.

5.2.

In the event that HTG and QIAGEN are unable to resolve a delay in the Development caused by HTG, HTG shall fully cooperate with QIAGEN upon request to execute a technology transfer and transition to a third party designated by QIAGEN to the extent necessary for QIAGEN or its designee to complete HTG’s Development obligations under this SOW. Such technology transfer shall include a limited, fully paid-up, royalty-free, non-exclusive, world-wide, sub-licensable license to all HTG IP solely for the purpose and

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only to the extent necessary for QIAGEN to complete HTG’s Development obligations under this SOW. The license granted pursuant to this Section 5.2 shall expire upon expiration or earlier termination by QIAGEN of this SOW.

6.	Project Suspension and Termination
6.1.	This SOW may be terminated as specified in the MSA, as it may be amended from time to time.

IN WITNESS WHEREOF, HTG and QIAGEN have executed this SOW by their respective officers hereunto duly authorized as of the SOW Effective Date.

HTG MOLECULAR DIAGNOSTICS		QIAGEN MANCHESTER LIMITED

By:	/s/ Timothy B. Johnson	By:	/s/ Douglas Liu

Name:	Timothy B. Johnson	Name:	Douglas Liu

Title:	President, Chief Executive Officer	Title:	SVP Global Operations